EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77E:
  Legal proceedings
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EXHIBIT A:

Report of Independent Registered Public Accounting Firm

To the Shareholders
and Board of Trustees of Van Wagoner Funds, Inc.

In planning and performing our audit of the financial statements of the Van Wagoner Funds, Inc. for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company
Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/Ernst & Young LLP

Chicago, Illinois
February 4, 2005




EXHIBIT B:
Legal Matters - In 2001, the Company, the
Adviser, and others (including past and present directors) were named as defendants in several purported class action lawsuits alleging, among other things, violations of federal securities laws. The lawsuits were consolidated into a single action and a consolidated amended complaint was filed in July 2003.
In September 2003, the defendants filed a motion to dismiss the consolidated amended complaint and lead plaintiffs subsequently filed an opposition to the motion. In
July 2004, the Court granted the defendants' motion to dismiss but gave the plaintiffs leave to file an amended complaint. After the Court's order and before the plaintiffs filed an amended complaint, the Company, the Adviser and certain other defendants, without admitting any liability, entered into a settlement with the alleged class whereby the Funds and the Adviser are to make certain corporate governance changes and the
Adviser is to pay the plaintiff's attorneys fees and costs of class notice in exchange for dismissal of the class action lawsuit and complete release of liability. The Court has set a hearing date in March 2005 for a motion seeking preliminary approval of the settlement.
If granted, notice of the settlement will be provided to the purported class and a hearing on final approval of the settlement will be held. After the settlement was reached, the plaintiffs filed a further amended complaint against all defendants.
All parties involved in the settlement agreed not to respond to the further amended complaint until after the Court considers the settlement.
If for any reason the settlement is
not approved, the Company and the Adviser intend to vigorously contest the lawsuits. The
Company believes that the outcome of the legal actions will not have a material adverse effect on the results of operations or net asset values of the Funds.